EXHIBIT 99.1

Bioject Medical Technologies Inc.

John Gandolfo, Chief Financial Officer

Cecelia C. Heer, Investor Relations Manager

908-470-2800, ext. 5103

www.bioject.com

BIOJECT REPORTS THIRD-QUARTER 2003 RESULTS

Revenues Increase 24% over 2002

BEDMINSTER, NJ,  Oct 27, 2003 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today announced financial results for the third-quarter of  2003, which ended  September 30, 2003.

For the third quarter, Bioject reported revenues of $1.4 million, a 24% increase in revenues over the previous year’s third-quarter revenues of $1.2 million.  The increased revenues were primarily due to the sale of Vial Adapter products to Amgen which, as expected, commenced shipments in August.  Third-quarter product sales were $1.3 million compared to $872,000 in the prior year.  The Company reported a third-quarter operating loss of $2.5 million and net loss allocable to common shareholders of $2.4 million, compared to an operating loss of $2.1 million and a net loss allocable to common shareholders of $1.9 million in the comparable year-ago quarter.  The higher net loss reflects an increase of $0.4 million in manufacturing expense primarily due to increased product sales volume and expenses related to the start-up and validation of the Vial Adapter line.   Research and development expenses increased $158,000 in the quarter due largely to costs associated with the shipments of the Company’s Iject™ product to potential customers and clinical studies for the Iject™ product.  Selling, general and administrative expenses of $1.4 million were relatively flat in the quarter compared to the prior year quarter. Non-operating other income decreased by $94,000 from the third quarter of 2002 due to lower interest rate returns on cash investments as well as lower cash and investment balances.

Basic and diluted net loss per common share for the quarter were $0.22 per share on 10.7 million weighted average shares outstanding, compared to a net loss of $0.18 per share on 10.6 million weighted average shares outstanding for the same period last year.

For the nine months ended September 30, 2003, Bioject reported a net loss allocable to common shareholders of $7.0 million on revenues of $4.0 million.  This compares to a net loss allocable to common shareholders of $5.5 million on revenues of $4.7 million for the same period last year.

Basic and diluted net loss per share for the nine months ended September 30, 2003 were $0.65 per share on 10.7 million weighted average shares outstanding compared to a net loss of $0.52 per share on 10.6 million weighted average shares outstanding for the comparable period last year.

“During the quarter, we started shipping vial adapter products to Amgen under our previously announced March 11, 2003 agreement.  In addition, in September, we began recognizing some revenues from our NIH collaboration for the clinical trials associated with their internally developed HIV vaccine.  We’ve continued to see positive results from our Merial collaboration which will provide Bioject with milestone payments and recurring product sales as we look forward to the future,”  stated Jim O’Shea, Chairman, President and CEO.

“On the business development side, we are making significant strides with potential partners, although we are disappointed with continuing unanticipated delays in the timing of the closing of these transactions.  These delays are primarily the result of increased testing and analysis of potential partners before entering into formal agreements.  To date, our products have performed well and we are encouraged with our continuing progress. We’ve improved our business development process and are generating more interest in our products than ever before and remain confident we will be successful in our efforts,” concluded O’Shea.

The Company believes it will be successful in its business development efforts, however, due to the difficulties in determining the timing of closing of new business development transactions, the Company believes it is prudent to provide financial guidance on existing partners only, without the financial impact of potential new business development transactions.  Accordingly, the Company anticipates 2003 revenues of $6.0 million to $7.0 million from existing collaborations and a loss per share of $0.78 to $0.85.  For 2004, the Company anticipates revenues from existing partners of $8.5 million to $10.0 million and a loss per share of $0.60 to $0.70.  The Company is committed to developing a successful, profitable business model and believes the execution of its business development strategy will have a positive impact on the above figures.

The Company will conduct a conference call to discuss third-quarter results on Tuesday,   October 28, 2003 at 10:00 a.m. Eastern Standard Time.  The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, and Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems.  Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin.  This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath.  The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to future revenues and earnings and additional agreements with strategic partners. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products, including the cool.click™  SeroJet™ and Vial Adapter , will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology,  uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s  business.  Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s  business and its future results.  Forward-looking statements are based on the estimates and opinions of management on the date the statements are made.  The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information on Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Revenue
Net sales of products	$1,336	$872	$3,275	$2,674
Licensing/technology fees	106	290	687	2,042
	1,442	1,162	3,962	4,716
Expenses
Manufacturing	1,378	975	3,498	3,805
R&D	1,157	999	3,587	2,816
Selling, general and administrative	1,371	1,275	4,103	4,054
Total operating expenses	3,906	3,249	11,188	10,675

Operating loss	(2,464)	(2,087)	(7,226)	(5,959)
Other income	71	165	227	475
Net loss allocable to common shareholders	$(2,393)	$(1,922)	$(6,999)	$(5,484)

Basic and diluted net loss per common share	$(0.22)	$(0.18)	$(0.65)	$(0.52)

Shares used in per share calculations	10,741,168	10,598,826	10,685,807	10,583,157

Bioject Medical Technologies Inc.

Condensed Consolidated  Balance Sheets

(In thousands)

	(unaudited) September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$8,498	$8,896
Marketable securities	2,590	8,404
Accounts receivable	1,027	562
Receivable from related party, current portion	74	74
Inventories, net	1,463	1,303
Other current assets	519	163
Total current assets	14,171	19,402

Long-term marketable securities	3,102	5,077
Receivable from related party	18	74
Property and equipment, net	4,198	2,898
Other assets, net	949	783
Total assets	$22,438	$28,234

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,644	$1,022
Deferred Revenue	67	67
Total current liabilities	1,711	1,089

Long-term liabilities:
Long-term lease payable	89	26
Deferred revenue	503	252

Shareholders’ equity:
Preferred stock	19,549	19,549
Common stock	88,623	88,356
Accumulated deficit	(88,037)	(81,038)
Total shareholders’ equity	20,135	26,867
Total liabilities and shareholders’ equity	$22,438	$28,234